                                                                   Exhibit 23.1


                          Independent Auditors' Consent


The Board of Directors and Stockholders
Liberty Media Corporation:

We consent to the incorporation by reference in the registration statement on Amendment No 1 to Form S-4 on Form S-3 (333-99277) of Liberty Media Corporation of our report, dated March 8, 2002, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty" or "Successor") as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive earnings, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 (Predecessor period), which report appears in the current report on Form 8-K of Liberty Media Corporation, dated September 30, 2002, and to the reference to our firm under the heading "Experts" in the registration statement.

As discussed in notes 3 and 8 to the aforementioned consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

As discussed in note 1 to the aforementioned consolidated financial statements, effective March 9, 1999, AT&T Corp., the former parent company of New Liberty, acquired Tele-Communications, Inc., the former parent company of Liberty Media Corporation, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                           KPMG LLP

Denver, Colorado
October 7, 2002